NEWS RELEASE

#59Q — October 16, 2008	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports 2008 Third Quarter Financial Results
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported third quarter 2008 earnings of $.57 per diluted share, compared with $.63 per diluted share earned in the third quarter of 2007. The prior year results benefited from a significantly lower effective tax rate.
Base earnings for the third quarter of 2008 were $.60 per diluted share, compared with $.64 per diluted share reported in the same period in 2007. Base earnings is a non-GAAP financial measure that excludes restructuring charges, asset impairment charges, environmental charges, and certain non-recurring or infrequent and unusual items, as applicable. Base earnings in the third quarter of 2008 excluded an after-tax charge of $.03 per diluted share stemming from previously announced restructuring actions. Base earnings in the third quarter of 2007 excluded after-tax restructuring, asset impairment and environmental charges totaling $.13 per diluted share. Also excluded from base earnings in the third quarter of 2007 was a $.12 per diluted share income tax benefit resulting from the release of certain tax reserves. Third quarter 2008 base earnings reflect an effective tax rate of 29.4 percent, which was significantly higher than the third quarter 2007 effective tax rate on base earnings of 20.9 percent. While base earnings in both periods reflect the benefits of certain tax adjustments, the beneficial impact to base earnings in the third quarter of 2007 was approximately $6 million greater than in 2008. Additional information about base earnings and base earnings per share, along with reconciliations to the most closely applicable GAAP financial measures, are provided later in this release.
“For the third consecutive quarter, our consumer packaging segment posted a year-over-year improvement as third quarter sales in this segment increased 8 percent and base operating profits climbed 22 percent,” said Harris E. DeLoach, Jr., chairman, president and chief executive officer. “However, these favorable results were offset by lower volumes in many of our industrial packaging businesses and by higher raw material, energy, freight and other costs.”
Net sales for the third quarter of 2008 were $1.06 billion, compared with the $1.03 billion reported in the same period in 2007. “Sales improved 3 percent during the quarter reflecting higher selling prices, which were implemented to recover some of the escalating raw material, energy, freight and other costs and the favorable impact of foreign currency translation,” said DeLoach. “Offsetting these gains were lower volumes in our Tubes and Cores/Paper segment, Packaging Services segment and businesses included in All Other Sonoco. Volume in many of our businesses serving industrial markets continues to be negatively impacted by weak economic conditions.”
Net income for the third quarter of 2008 was $57.4 million, compared with $64.5 million for the same period in 2007. Third quarter base earnings, which exclude the above-mentioned restructuring charge, were $60.6 million, compared with $64.8 million last year. Base earnings in 2007 excluded the previously mentioned restructuring, asset impairment and environmental charges, and the one-time income tax benefit.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com

Sonoco Reports 2008 Third Quarter Financial Results — Page 2
“Productivity improvement in both manufacturing and fixed costs throughout many of our businesses benefited Sonoco in the third quarter,” said DeLoach. “Partially offsetting these improvements was the impact of declining volumes in many of our businesses which serve industrial markets and a few businesses serving consumer markets. Higher selling prices were offset by higher raw material, freight, energy and other costs.”
Cash generated from operations in the third quarter of 2008 was $166 million, compared with $131 million for the same period in 2007. The increase was primarily due to the receipt of $25 million in insurance settlements, net of remediation expenditures, related to an environmental claim. Capital expenditures in the third quarter of 2008 were $29 million, compared with $49 million in the same period in 2007. Cash dividends paid during the third quarter of 2008 were $27 million.
For the nine-month period ending September 28, 2008, net sales increased 7 percent to $3.2 billion, compared with $3.0 billion in the nine-month period of 2007. Net income was $128.6 million ($1.27 per diluted share), compared with $160.0 million ($1.56 per diluted share) in the same period last year. Year-to-date earnings in 2008 were negatively impacted by a $31.0 million ($.31 per diluted share) after-tax, non-cash impairment charge for the Company’s remaining financial interest related to the 2003 sale of its high density film business and $17.7 million ($.17 per diluted share) in after-tax restructuring charges. Same period 2007 earnings were impacted by after-tax asset impairment and restructuring-related charges of $19.1 million ($.20 per diluted share), $12.4 million ($.12 per diluted share) resulting from an increase in the environmental reserve at a subsidiary’s paper operation and an $11.8 million ($.12 per diluted share) income tax benefit resulting from the release of certain tax reserves. These factors in 2007 were partially offset by the recovery from a third party of $5.5 million ($.04 per diluted share) in certain benefit costs and by a lower effective tax rate.
Base earnings for the nine-month period ending September 28, 2008 were $177.3 million ($1.75 per diluted share), compared with $179.7 million ($1.76 per diluted share) for the same period in 2007. The negative impacts of lower volumes, higher raw material, energy, freight and other costs and a higher effective tax rate more than offset productivity improvements and higher selling prices during the quarter.
For nine months of 2008, cash generated from operations was $310 million, compared with $258 million in the same period in 2007. Capital expenditures for nine months of 2008 were $92 million, compared with $135 million during the same period in 2007. Cash dividends paid during nine months of 2008 were $80 million. During the year, the Company used cash to reduce debt by $64 million. The calculation of total debt-to-total capitalization declined to 33.6 percent at September 28, 2008, compared to 41.3 percent at September 30, 2007. The Company continues to operate its $500 million commercial paper program with $180 million outstanding at quarter end. The commercial paper program is fully supported by a bank credit facility provided by a syndicate of twelve banks that is committed until May 2011. The Company believes that these banks are capable of meeting their commitments. In addition, the Company had $147 million in cash on hand, of which $115 million is available for general use, as of the end of the third quarter.
Fourth Quarter and Revised Full-Year 2008 Outlook
“General economic conditions appear to be slowing further due to the global credit crisis and the strain of higher raw material, energy, freight and related costs,” said DeLoach. “We are implementing necessary price increases to offset these higher costs, streamlining our operations, controlling costs and managing cash flow from operations. However, due to concerns about additional volume weakness, especially in our businesses focused on industrial markets, we are reducing guidance for full-year 2008.”
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Sonoco Reports 2008 Third Quarter Financial Results — Page 3
As a result, Sonoco expects fourth quarter base earnings to be $.60 to $.64 per diluted share and full-year 2008 base earnings to be $2.36 to $2.40 per diluted share. Sonoco had previously provided full-year guidance of $2.44 to $2.47 per diluted share. This revised guidance assumes an effective tax rate of approximately 30 percent in the fourth quarter and assumes no significant change in anticipated sales volume.
DeLoach concluded, “With our diverse mix of global consumer and industrial packaging and services businesses, Sonoco is well positioned to weather the current economic downturn. We maintain one of the strongest balance sheets in the packaging industry and we currently have the liquidity and adequate access to capital to continue to grow the Company while providing dividends to shareholders.”
Segment Review
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Third quarter 2008 sales for the segment increased 8 percent to $399 million, compared with $369 million in the same period in 2007. Base operating profit for this segment was $28.9 million in the third quarter of 2008, up 22 percent when compared with $23.7 million in the third quarter of 2007.
Sales in this segment increased year over year during the quarter due to higher selling prices, improved volumes in North American rigid paper containers and ends and closures, acquisitions made during the fourth quarter of 2007 and the favorable impact of foreign currency translation. These favorable factors were partially offset by volume decreases in Flexible Packaging and European rigid paper containers. Base operating profit increased in the third quarter due to productivity improvements and the impact of improved North American rigid paper volume. Higher selling prices were mostly offset by higher raw material, energy, freight and labor costs.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Third quarter 2008 sales for the segment were $436 million, compared with $434 million in the same period in 2007. Third quarter base operating profit for this segment decreased to $42 million, compared with $43.4 million in the same period in 2007.
Sales were essentially flat during the third quarter as the favorable impact of foreign currency translation and higher selling prices were offset by lower volumes. Base operating profit declined in the third quarter primarily due to the decline in volumes, partially offset by productivity improvements. Higher selling prices were mostly offset by higher costs for energy, freight and labor.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services, including contract packing, fulfillment and scalable service centers.
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Sonoco Reports 2008 Third Quarter Financial Results — Page 4
Third quarter 2008 sales for the segment were $135 million, compared with $132 million in the same period in 2007. Base operating profit for this segment declined to $9.1 million in the third quarter, compared with $10.9 million last year.
Third quarter sales in this segment benefited from the impact of favorable foreign currency translation, which was partially offset by reduced volume throughout the segment and lower selling prices in the pack centers. Base operating profit for the third quarter declined due to these same lower volumes and reduced sales prices.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and include the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
Third quarter 2008 sales in All Other Sonoco were $94 million, flat with the $94 million reported in the same period in 2007. Base operating profit for the third quarter was $11.8 million, a decline from $13.4 million reported last year.
Sales in All Other Sonoco were flat during the third quarter as lower volumes in wire and cable reels, protective packaging and molded plastics were mostly offset by higher selling prices and favorable foreign currency translation. Base operating profit in All Other Sonoco declined during the quarter due to lower volume and an unfavorable shift in the mix of business, while increased selling prices were more than offset by higher costs of raw materials, energy, freight and labor. These negative factors were partially offset by productivity improvements.
Corporate
Net interest expense for the third quarter of 2008 decreased to $10.6 million, compared with $14.1 million during the same period in 2007, due to lower debt levels and interest rates. The effective tax rate for the Company for the third quarter of 2008 was 28.9 percent compared with a net income tax benefit of $2.0 million (3.4%) for the same period of 2007, primarily due to the 2007 release of reserves upon expiration of their related statutory assessment periods. Year to date, the Company’s effective tax rate was 29.2 percent, compared with 20.8 percent in the same period in 2007. Last year’s release of tax reserves is the primary reason for the comparative year-to-date increase in the effective tax rate.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, October 16, 2008, at 11 a.m. Eastern time, to review financial results for the third quarter of 2008. The live conference call webcast can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. Those planning to participate should plan to connect to the live webcast at least 10 minutes prior to the start. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcodes for both U.S. and international calls are account number 286 and conference ID number 296319. The archived call will be available through October 26, 2008. The call also will be archived on the “Investor Information” section of Sonoco’s Web site through February 5, 2009.
About Sonoco
Founded in 1899, Sonoco is a $4.0 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 330 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
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Sonoco Reports 2008 Third Quarter Financial Results — Page 5
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit in reasonable amounts and on reasonable terms;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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Sonoco Reports 2008 Third Quarter Financial Results — Page 6
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web sites by reference into this release.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 28, 2008	Sept. 30, 2007	Sept. 28, 2008	Sept. 30, 2007
Sales	$1,063,250	$1,029,764	$3,187,813	$2,979,874
Cost of sales	878,514	842,485	2,621,994	2,417,357
Selling, general and administrative expenses	92,989	96,881	292,039	306,390
Restructuring charges/Asset Impairment Charges	5,530	17,401	77,838	27,496

Income before interest and taxes	$86,217	$72,997	$195,942	$228,631
Interest expense	12,682	16,188	40,763	45,261
Interest income	(2,053)	(2,134)	(4,809)	(6,959)

Income before income taxes	75,588	58,943	159,988	190,329
Provision for income taxes	21,807	(2,029)	46,671	39,541

Income before equity in earnings of affiliates/ minority interest in subsidiaries	53,781	60,972	113,317	150,788
Equity in earnings of affiliates/ minority interest in subsidiaries	3,570	3,561	15,279	9,200

Net income	$57,351	$64,533	$128,596	$159,988

Average shares outstanding — diluted	101,292	101,859	101,060	102,243

Diluted earnings per share	$0.57	$0.63	$1.27	$1.56

Dividends per common share	$0.27	$0.26	$0.80	$0.76

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 28, 2008	Sept. 30, 2007	Sept. 28, 2008	Sept. 30, 2007
Net Sales
Consumer Packaging	$398,825	$369,472	$1,184,355	$1,051,178
Tubes and Cores/Paper	435,685	433,686	1,327,289	1,268,300
Packaging Services	135,122	132,445	397,648	377,787
All Other Sonoco	93,618	94,161	278,521	282,609

Consolidated	$1,063,250	$1,029,764	$3,187,813	$2,979,874

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$28,899	$23,696	$97,665	$75,781
Tubes and Cores/Paper — Operating Profit	41,991	42,339	116,601	106,036
Packaging Services — Operating Profit	9,074	10,924	23,945	33,869
All Other Sonoco — Operating Profit	11,783	13,439	35,569	40,441
Restructuring charges	(5,530)	(17,401)	(77,838)	(27,496)
Interest, net	(10,629)	(14,054)	(35,954)	(38,302)

Consolidated	$75,588	$58,943	$159,988	$190,329

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Sonoco Reports 2008 Third Quarter Financial Results — Page 7
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 28, 2008	Sept. 30, 2007	Sept. 28, 2008	Sept. 30, 2007
Net income	$57,351	$64,533	$128,596	$159,988
Asset impairment charges	350	11,951	59,120	14,067
Depreciation, depletion and amortization	45,414	48,111	138,662	133,591
Fox River environmental reserves/insurance receivable	25,502	1,100	39,565	21,100
Changes in components of working capital	13,516	(3,292)	(41,709)	(51,540)
Other operating activity	24,210	8,735	(14,034)	(19,300)

Net cash provided by operating activities	166,343	131,138	310,200	257,906

Purchase of property, plant and equipment	(28,581)	(49,405)	(91,520)	(135,279)
Cost of acquisitions, exclusive of cash	—	(2,585)	(5,535)	(215,341)
Debt (repayments) proceeds, net	(37,400)	(1,694)	(63,865)	207,310
Cash dividends	(26,890)	(26,352)	(79,626)	(76,646)
Other, including effects of exchange rates on cash	(6,803)	(48,550)	7,064	(43,594)

Net increase (decrease) in cash and cash equivalents	66,669	2,552	76,718	(5,644)
Cash and cash equivalents at beginning of period	80,807	78,302	70,758	86,498

Cash and cash equivalents at end of period	$147,476	$80,854	$147,476	$80,854

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	Sept. 28, 2008	Dec. 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$147,476	$70,758
Trade accounts receivable	497,757	488,409
Other receivables	37,342	34,328
Inventories	356,982	343,084
Prepaid expenses and deferred taxes	96,329	91,100

	1,135,886	1,027,679

Property, plant and equipment, net	1,040,202	1,105,342
Goodwill	818,724	828,348
Other intangible assets	133,290	139,436
Other assets	197,443	239,438

	$3,325,545	$3,340,243

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$729,578	$701,271
Notes payable and current portion of long-term debt	39,969	45,199
Accrued taxes	12,240	11,611

	$781,787	$758,081

Long-term debt	746,520	804,339
Pension and other postretirement benefits	180,898	180,509
Deferred income taxes and other	142,700	155,777
Shareholders’ equity	1,473,640	1,441,537

	$3,325,545	$3,340,243

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Sonoco Reports 2008 Third Quarter Financial Results — Page 8
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges and certain non-recurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings,” “Base Earnings per Diluted Share” and “Base Operating Profit.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, other non-recurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.
Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

Base Earnings Per Diluted Share[2]	THREE MONTHS ENDED
(Unaudited)	Sept. 28, 2008	Sept. 30, 2007

Diluted Earnings Per Share, as reported (GAAP)	$0.57	$0.63
Adjusted for:
Restructuring/asset impairment charges, net of tax [4]	0.03	0.12
Environmental reserve, net of tax	—	0.01
Release of tax reserves	—	(0.12)

Base Earnings Per Share (Non-GAAP)	$0.60	$0.64

	NINE MONTHS ENDED
(Unaudited)	Sept. 28, 2008	Sept. 30, 2007

Diluted Earnings Per Share, as reported (GAAP)	$1.27	$1.56
Adjusted for:
Restructuring/asset impairment charges, net of tax [4]	0.17	0.20
Financial asset impairment charge, net of tax	0.31	—
Environmental reserve, net of tax	—	0.12
Release of tax reserves	—	(0.12)

Base Earnings Per Share (Non-GAAP)	$1.75	$1.76

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Sonoco Reports 2008 Third Quarter Financial Results — Page 9

Base Earnings[3]	THREE MONTHS ENDED
(Unaudited)	Sept. 28, 2008	Sept. 30, 2007

Net Income, as reported (GAAP)	$57.3	$64.5
Adjusted for:
Restructuring/asset impairment charges, net of tax [4]	3.3	11.5
Environmental reserve, net of tax	—	0.6
Release of tax reserves	—	(11.8)

Base Earnings (Non-GAAP)	$60.6	$64.8

	NINE MONTHS ENDED
(Unaudited)	Sept. 28, 2008	Sept. 30, 2007

Net Income, as reported (GAAP)	$128.6	$160.0
Adjusted for:
Restructuring/asset impairment charges, net of tax [4]	17.7	19.1
Financial asset impairment charge, net of tax	31.0	—
Environmental reserve, net of tax	—	12.4
Release of tax reserves	—	(11.8)

Base Earnings (Non-GAAP)	$177.3	$179.7

Base Operating Profit[5]	THREE MONTHS ENDED
(Unaudited)	Sept. 28, 2008	Sept. 30, 2007

Consumer Packaging — Base Operating Profit	$28.9	$23.7
Tubes and Cores/Paper — Base Operating Profit	42.0	43.4
Packaging Services — Base Operating Profit	9.0	10.9
All Other Sonoco — Base Operating Profit	11.8	13.5

Base Operating Profit	91.7	91.5

Restructuring/asset impairment charges [4]	(5.5)	(17.4)
Environmental reserve	—	(1.1)
Interest, net	(10.6)	(14.1)

Income before income taxes (GAAP)	$75.6	$58.9

	NINE MONTHS ENDED
(Unaudited)	Sept. 28, 2008	Sept. 30, 2007

Consumer Packaging — Base Operating Profit	$97.7	$75.8
Tubes and Cores/Paper — Base Operating Profit	116.6	127.1
Packaging Services — Base Operating Profit	23.9	33.9
All Other Sonoco — Base Operating Profit	35.6	40.4

Base Operating Profit	273.8	277.2

Restructuring/asset impairment charges [4]	(35.2)	(27.5)
Financial asset impairment charges	(42.6)	—
Environmental reserve	—	(21.1)
Interest, net	(36.0)	(38.3)

Income before income taxes (GAAP)	$160.0	$190.3

1 Generally Accepted Accounting Principles
2 Base earnings per diluted share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring, asset impairment and environmental charges, and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
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Sonoco Reports 2008 Third Quarter Financial Results — Page 10
3 Base earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring, asset impairment and environmental charges, and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
4 Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
5 Base operating profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring, asset impairment and environmental charges, and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
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